Exhibit 23.2

Rogelio G. Castro
463 West Fifth Street
Oxnard, California 93030

April 8, 2004

I hereby consent to the incorporation of my report dated February 21, 2003, relating to the financial statements of Jasmine’s Garden included in its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2002 in this Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ Roger G. Castro
Roger G. Castro
Certified Public Accountant